SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

 Under

THE SECURITIES ACT OF 1933

CROWN EQUITY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	33-0677140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11226 Pentland Downs Street Las Vegas, NV	89141
(Address of principal executive offices)	(Zip Code)

CONSULTANTS AND EMPLOYEES STOCK PLAN FOR 2014

(Full title of the plan)

McDowell Odom LLP

Claudia McDowell, Esq.

28494 Westinghouse Place Suite 213

Valencia CA 91355

(Name and address of agent for service)

(661) 449-9630

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock	1,000,000	$1.07	$1,070,000	$137.82

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on October 20, 2014, as reported on the OTC Electronic Bulletin Board.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Annual Report for the fiscal year ended December 31, 2013, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-K on March 27, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

McDowell Odom LLP has given an opinion on the validity of the securities being registered hereunder. McDowell Odom LLP owns shares of the Company's common stock and may be issued some of the shares being registered here.

Item 6. Indemnification of Directors and Officers.

The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

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Pursuant to the Company’s bylaws, the Company shall have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of Nevada Corporation Law and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of the Company to indemnify such persons shall include, but not be limited to, the authority of the Company to enter into written agreements for indemnification with such persons.

Subject to the provisions of Nevada Revised Statutes and any amendments thereto, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director’s capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for:

1) a breach of the Director’s duty of loyalty to the Corporation or its shareholders;

2) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

3) A transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director’s office; or

4) an act or omission for which the liability of a Director is expressly provided by an applicable statute. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.	Opinion regarding legality
23.1	Consent of MaloneBailey LLP
23.2	Consent of McDowell Odom LLP (included in Exhibit 5)
99.1	Consultants and Employees Stock Plan for 2014

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada , on this 20th day of October, 2014.

CROWN EQUITY HOLDINGS INC. A Nevada Corporation

/s/ Kenneth Bosket
By:	Kenneth Bosket
Its:	CEO

/s/ John Scrudato
By:	John Scrudato
Its:	CFO

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

October 20, 2014	/s/ Kenneth Bosket
Kenneth Bosket, Director

October 20, 2014	/s/ John Scrudato
John Scrudato, Director
October 20, 2014	/s/ Steven Onoue
Steven Onoue, Director
October 20, 2014	/s/ Montse Zaman
Montse Zaman, Director

October 20, 2014	/s/ Mark Vega
Mark Vega, Director

October 20, 2014	/s/ Mike Zaman
Mike Zaman, Director

October 20, 2014	/s/ Harold Gewerter

October 20, 2014	/s/ Brett Matus

October 20, 2014	/s/ Arnulfo Saucedo-Bardan
Arnulfo Saucedo-Bardan, Director

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 INDEX TO EXHIBITS

Exhibit Number	Description
5.	Opinion regarding legality
23.1	Consent of MaloneBailey LLP
23.2	Consent of McDowell Odom LLP (included in Exhibit 5)
99.1	2014 Consultants and Employees Stock Plan for 2014

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